Exhibit 99.3

LIFEWATCH CORP.

Charter of the Compensation and Stock Option Committee

of the Board of Directors

(Adopted as of March 16, 2007)

I.              Purpose

The Compensation and Stock Option Committee (the “Committee”) of LifeWatch Corp. (the “Company”) shall assist the Board of Directors of the Company (the “Board”) by (i) considering and determining all matters relating to the compensation of the Company’s Chief Executive Officer (the “CEO”) and other executive officers (as defined in Rule 3b-2 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of the Company; (ii) administering and functioning as the committee that is authorized to grant stock options and other incentive compensation awards to executive officers and such other key executives as the Committee shall determine under the Company’s stock option and incentive plans; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

II.            Structure and Operations

Composition and Qualifications

The Committee shall be comprised of two or more independent directors, each of whom, in the determination of the Board, must (a) meet the independence and other requirements established by The NASDAQ Stock Market (“Nasdaq”) or, with the approval of the Board, satisfy one or more of the exceptions permitted by Nasdaq, (b) meet the independence requirements of Section 10A of the Exchange Act and Securities and Exchange Commission Rule 10A-3(b)(i) under the Exchange Act, (c) be “outside directors” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time), and (d) be “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act).

The members of the Compensation Committee shall be appointed and replaced by the Board.

The Chairperson of the Compensation Committee shall be appointed by the full Board. The Chairperson will chair all sessions of the Committee and set the agendas for Committee meetings.

In fulfilling its responsibilities, the Committee may delegate any or all of its responsibilities to a subcommittee of the Committee and, to the extent not expressly reserved to the Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of directors who meet the independence requirements of NASDAQ.

III.           Meetings

The Committee shall meet at such times and with such frequency as the Committee shall determine is appropriate to meet its responsibilities, but not less than once annually. Any member of the Committee may call meetings of the Committee.

The Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may meet in executive session, as the Committee deems necessary or appropriate. The Committee shall report to the Board from time to time, as requested by the Board, or as the Committee deems appropriate.

IV.           Responsibilities and Duties

Compensation for Executive Officers

(1)           The Committee shall establish and review the overall executive compensation philosophy of the Company.

(2)           The Committee shall (i) consider and determine all matters relating to the compensation of the CEO, including matters relating to the Company’s employment agreements with him or her, and (ii) consider and determine, in consultation with the CEO, all matters relating to the compensation of other executive officers of the Company. No executive may be present during voting or deliberations with respect to matters relating to such executive’s compensation.

(3)           The Committee shall oversee the development of executive succession plans.

Monitoring Incentive and Equity-Based Compensation Plans

(1)           The Committee shall administer and shall be authorized to grant, or approve, as appropriate, any stock options and other incentive compensation awards to executive officers under the Company’s incentive and stock option plans.

(2)           The Committee shall review and determine whether to approve any equity-compensation grant or plan that the Committee is required to approve under any applicable law, regulation or Nasdaq rule.

(3)           The Committee has the sole authority to select, retain, terminate and/or replace, as needed, compensation and benefits consultants and other outside experts to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant or other expert, or if the Company should retain a compensation consultant or other expert to assist in the evaluation of the CEO or executive compensation, the Committee shall have the sole authority to approve such consultant’s or expert’s fees and other retention terms.

Reports

(1)           The Committee shall annually report to the Company’s shareholders on certain executive compensation matters, as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time. Such report will be included in the Company’s annual proxy statement.

(2)           The Committee shall report to the Board at least annually, or more frequently as it deems appropriate, with respect to such other matters as may be appropriately delegated by the Board for the Committee’s consideration and are relevant to the Committee’s discharge of its responsibilities.

(3)           The Committee shall maintain minutes and other records of meetings and activities of the Compensation Committee, as appropriate under applicable law.

V.            Annual Performance Evaluation

(1)           The Committee shall perform a review and evaluation, at least annually, of its performance.

(2)           The Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or appropriate.

(3)           The Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

The Committee may diverge from the specific activities outlined throughout this Charter as appropriate if circumstances or regulatory requirements change. In addition to these activities, the Committee may perform such other functions as necessary or appropriate under applicable laws, regulations, Nasdaq rules, the Company’s certificate of incorporation and by-laws, and the resolutions and other directives of the Board.

This Charter is in all respects subject and subordinate to the Company’s certificate of incorporation and by-laws, the resolutions of the Board and the applicable provisions of the General Corporation Law of the State of Delaware.